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As filed with the Securities and Exchange Commission on December 12, 2018

Registration No. 333-228288

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3
to
FORM S-1
REGISTRATION STATEMENT
under
the Securities Act of 1933

Legacy Housing Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2451 (Primary Standard Industrial Classification Number)	20-2897516 (I.R.S. Employer Identification No.)

Legacy Housing Corporation
1600 Airport Freeway, #100
Bedford, Texas 76022
(817) 799-4900
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Curtis D. Hodgson
Kenneth E. Shipley
Co-Chief Executive Officers
Legacy Housing Corporation
1600 Airport Freeway, #100
Bedford, Texas 76022
(817) 799-4900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steve Wolosky, Esq. Spencer G. Feldman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 (212) 451-2300	Bryan L. Goolsby, Esq. Kenneth L. Betts, Esq. Winston & Strawn LLP 2121 N. Pearl Street, Suite 900 Dallas, Texas 75201 (214) 453-6500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☒ Emerging Growth Company ☒

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, par value $0.001 per share	$51,318,750	$6,219.83(3)

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes shares the underwriters have the option to purchase to cover over-allotments, if any.

(3)
A registration filing fee of $8,362.80 was previously paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

 EXPLANATORY NOTE

        This Amendment No. 3 ("Amendment No. 3") to the Registration Statement on Form S-1 (File No. 333-228288) of Legacy Housing Corporation (the "Registration Statement") is being filed solely for the purpose of including certain exhibits to the Registration Statement as indicated in the Exhibit Index contained in Part II of this Amendment No. 3. This Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus and financial statements have been omitted.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    Other Expenses of Issuance and Distribution

        The following table sets forth all expenses and costs expected to be paid by us, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority (FINRA) filing fee and The Nasdaq Global Market listing fee:

Amount to Be Paid
SEC registration fee	$6,220
FINRA filing fee	8,198
Nasdaq listing fee	100,000
Underwriter expense reimbursement	175,000
Printing and engraving expenses	66,500
Legal fees and expenses	220,000
Accounting fees and expenses	340,000
Transfer agent and registrar fees	4,500
Miscellaneous	5,832

Total	$926,250

        Each of the amounts set forth above, other than the registration fee and the FINRA filing fee, is an estimate.

ITEM 14.    Indemnification of Directors and Officers

        Effective January 1, 2018, we converted from a Texas limited partnership into a Delaware corporation and changed our name to Legacy Housing Corporation. In connection with this conversion, we adopted a certificate of incorporation and bylaws and are now governed by the Delaware General Corporation Law, or the DGCL. Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

        Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

        Section 145 of the DGCL further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

        In addition, the proposed form of Underwriting Agreement (to be filed by amendment) is expected to provide for indemnification of our directors and officers by the underwriters against certain liabilities.

        Article VI of our certificate of incorporation authorizes us to provide for the indemnification of officers, directors and third parties acting on our behalf to the fullest extent permissible under Delaware law.

        We intend to enter into indemnification agreements with our directors, executive officers and others, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

        We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

        See also the undertakings set forth in response to Item 17 herein.

ITEM 15.    Recent Sales of Unregistered Securities

        Effective January 1, 2018, we converted from a Texas limited partnership into a Delaware corporation. In connection with the conversion, all of our outstanding partnership interests were converted on a proportional basis into 20,000,000 shares of common stock. The issuance of shares of common stock to our partners in the conversion was exempt from registration under the Securities Act by virtue of the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transactions did not involve a public offering. No underwriters were involved in the issuance.

ITEM 16.    Exhibits and Financial Statement Schedules

Exhibit Number		Description
1.1		Form of Underwriting Agreement.
3.1	*	Amended and Restated Certificate of Incorporation of Legacy Housing Corporation.
3.2		Amended and Restated Bylaws of Legacy Housing Corporation.
4.1		Specimen Common Stock Certificate.
5.1		Opinion of Olshan Frome Wolosky LLP, as to the legality of the common stock.
10.1	†	2018 Incentive Compensation Plan.

Exhibit Number		Description
10.2		Promissory Note, dated December 14, 2011, from Legacy Housing, Ltd. to Capital One, N.A.
10.3		Amended and Restated Promissory Note, dated December 12, 2013, from Legacy Housing, Ltd. to Capital One, N.A.
10.4		Second Amended and Restated Promissory Note, dated March 31, 2014, from Legacy Housing, Ltd. to Capital One, N.A.
10.5		Third Amended and Restated Promissory Note, dated May 12, 2017, from Legacy Housing, Ltd. to Capital One, N.A.
10.6		Fourth Amendment to Loan and Security Agreement, dated July 2015, between Legacy Housing, Ltd. and Capital One, N.A.
10.7		Amended and Restated Promissory Note, dated April 4, 2016, from Legacy Housing, Ltd. to Veritex Community Bank.
10.8		Promissory Note, dated April 7, 2011, from Legacy Housing, Ltd. to Woodhaven Bank Fossil Creek, a Branch of Woodhaven National Bank.
10.9		Promissory Note, dated May 24, 2016, from Legacy Housing, Ltd. to Eagle One, LLC.
10.10		Promissory Note, dated February 16, 2016, from Legacy Housing, Ltd. to DT Casualty Insurance Company Ltd.
10.11		Lease Agreement, dated as of December 1, 2016, between Putnam Development Authority and Legacy Housing, Ltd., together with related Option Agreement.
10.12		Bond Purchase Loan Agreement, dated as of December 1, 2016, between Putnam Development Authority and Legacy Housing, Ltd.
10.13		Form of Indemnification Agreement.
10.14		Form of Non-Disclosure, Non-Competition and Non-Solicitation Agreement between Legacy Housing Corporation and its employees.
10.15	†	Employment Agreement, dated as of November 27, 2018, between Legacy Housing Corporation and Curtis D. Hodgson.
10.16	†	Employment Agreement, dated as of November 27, 2018, between Legacy Housing Corporation and Kenneth E. Shipley.
10.17	*	Loan and Security Agreement, dated December 14, 2011, between Legacy Housing, Ltd. and Capital One, N.A.
10.18	*	First Amendment to Loan and Security Agreement, dated December 12, 2013, between Legacy Housing, Ltd. and Capital One, N.A.
10.19	*	Second Amendment to Loan and Security Agreement, dated March 31, 2014, between Legacy Housing, Ltd. and Capital One, N.A.
10.20	*	Third Amendment to Loan and Security Agreement, dated May 20, 2014, between Legacy Housing, Ltd. and Capital One, N.A.
10.21	*	Amendment to Loan and Security Agreement, dated May 12, 2017, between Legacy Housing, Ltd. and Capital One, N.A.
10.22	*	Loan Agreement, dated April 4, 2016, by and between Legacy Housing, Ltd. and Veritex Bank.

Exhibit Number	Description
14.1	Code of Ethics and Business Conduct.
14.2	Code of Ethics for the CEO and Senior Financial Officers.
16.1	Letter from Montgomery & Coscia Greilich LLP, dated September 10, 2018, to the SEC.
21.1	List of subsidiaries.
23.1	Consent of Olshan Frome Wolosky LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Grant Thornton LLP, independent registered public accountants.
23.3	Consent of Mark E. Bennett.
23.4	Consent of Philip T. Blazek.
23.5	Consent of John Isakson.
24.1	Power of Attorney (set forth on signature page of the registration statement).

Unless otherwise indicated, exhibits were previously filed.

†
Compensatory plan or agreement.

*
Filed herewith.
(b)
Financial Statement Schedules

        All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

ITEM 17.    Undertakings

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, State of Texas, on the 12th day of December 2018.

LEGACY HOUSING CORPORATION
By:	/s/ CURTIS D. HODGSON
	Name:	Curtis D. Hodgson
	Title:	Co-Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ CURTIS D. HODGSON Curtis D. Hodgson		Co-Chief Executive Officer and Director (principal executive officer)	December 12, 2018
/s/ KENNETH E. SHIPLEY* Kenneth E. Shipley		Co-Chief Executive Officer and Director (principal executive officer)	December 12, 2018
/s/ JEFFREY V. BURT Jeffrey V. Burt		Chief Financial Officer (principal financial and accounting officer)	December 12, 2018
*By:	/s/ NEAL J. SUIT Neal J. Suit Attorney-in-Fact

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. Other Expenses of Issuance and Distribution
  ITEM 14. Indemnification of Directors and Officers
  ITEM 15. Recent Sales of Unregistered Securities
  ITEM 16. Exhibits and Financial Statement Schedules
  ITEM 17. Undertakings
SIGNATURES